EXHIBIT 99.2

D&E Communications, Inc.

Annual Shareholders’ Meeting – May, 2006

[Presenter: James W. Morozzi, President and CEO]

Slide 1 – TITLE SLIDE

Good Morning and welcome ladies and gentlemen to the annual shareholders’ meeting of D&E communications.

Today, we have an important message to share with you about your company. The following presentations will be filed with the United States Securities and Exchange Commission (“SEC”) on Form 8-K. It will be available on D&E’s website at www.decommunications.com or on the SEC website at www.sec.gov.

Slide 2 – DISCLOSURE SLIDE

This is our disclosure regarding forward-looking statements. During today’s presentation, we may make forward-looking statements and this disclosure qualifies such statements.

Slide 3 – DISCLOSURE SLIDE (Regulation G)

In the presentation, we use the operating measure Adjusted EBITDA. Adjusted EBITDA is a non-GAAP operating measure under Regulation G promulgated by the Securities and Exchange Commission. It is one of several measures that management uses to monitor performance.

Slide 4 – Meeting Agenda

Our agenda today will cover four areas:

•	An overview of our Strategic Direction,

•	A Financial Report from our CFO Mr. Thomas Morell,

•	Recognition of our Delivering Excellence Award winners,

•	and finally we’ll take any questions you may have about our company.

Slide 5 – TITLE SLIDE: James Morozzi

I’m very happy to be here with you today and to report on what we’ve accomplished in 2005 and where we are headed in 2006.

2005 was solid year for D&E Communications. The entire team at D&E has worked to make this year a success. In 2005, we saw operational and productivity improvements as well as financial improvement in our business.

By sharpening our focus on the customer and executing on a few strategic areas, we’ve improved performance and results in a number of areas.

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May 25, 2006 Annual Shareholders’ Meeting

Slide 6 – Maximizing Shareholder Value

Your management team and I are committed to running the business in the most efficient and effective manner. Our role is to deliver operating results that lead to increased shareholder value.

To that end, we will maximize shareholder value by driving profitable revenue and net income growth with an increased focus on Sales and Marketing efforts and cost containment. Specifically we are focused on:

•	Strategic growth of broadband,

•	Growth of profitable On-Net CLEC customers,

•	Increase sales of Professional and Managed Services to the existing customer base, as well as new customers

•	Preserving the incumbent RLEC access lines,

•	And lastly, bundling of our products and services to satisfy customers needs create customer loyalty.

We also look to use cash flow to expand market share in the Central PA region.

We’ll use financial discipline in order to continue to pay down our debt.

Slide 7 – 2005 Strategic Priorities

In 2005, our strategic priorities centered around:

•	expanding our broadband reach and capabilities to residential and business customers,

•	serving more CLEC customers on net,

•	improving the performance of Systems Integration,

•	improving the efficiencies of operations through a one call approach,

•	deploying VOIP services and phone systems

•	and fulfilling our customers’ needs for converged communications services.

Slide	8 – 2005 Accomplishments

I’d like to spend a few minutes covering our 2005 accomplishments at a high level. Mr. Morell, will present more detailed results later in the presentation.

With respect to the financial arena of our business, we improved our operating income by 8%; improved adjusted EBITDA by 2%; reduced our long term debt by $13 million, including $3 million voluntary pre-payment, maintained our debt ratings; and obtained unqualified opinions from our auditors.

Slide 9 – 2005 Accomplishments

Under Customer and Product Development, we have seen a 79% growth in broadband subscribers; added over 2,000 “on net” CLEC lines; ended the year with over 6,000

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video customers; and launched a new transparent LAN service. We also experienced some notable customer wins.

Slide 10 – Total Connections

There is much discussion regarding RLEC line loss with little discussion on what additions occur in this industry. While RELC line loss is an issue that we carefully monitor an attempt to mitigate, we also look at the overall picture of customer additions and losses.

This chart depicts the changes in total connections for D&E from January 1 to December 31, 2005. Total Connections, as defined here, as total RLEC, CLEC, Dial Up, DSL, Cable Modem, Web Hosting and Video customer connections, has grown throughout 2005.

While we have seen a decline in RLEC and Dial Up connections, those losses are offset by additions in CLEC, DSL, Cable Modem, Web Hosting and Video areas of our business. In fact, total connections increased 1.8% from a starting point of 209,675 on January 1, to 213,539 on December 31, 2005.

The strong growth of broadband DSL subscribers was certainly a highlight of 2005.

Slide 11 – 2005 Accomplishments

In regard to Operational aspects of our business, we have implemented a new trouble management system which resulted in a 12% improvement in our grade of service; reduced Out-of-Service hours by more than 103,000 hours; had a four-year labor contract ratified by 76 union employees, and reduced our staffing levels by 10% overall and by 30% in the Systems Integration business.

All of this has been accomplished while staying true to our value proposition of “Delivering Excellence” to our customers. Delivering quality service is critically important in today’s environment where customers have many choices regarding communication services

Slide 12 – Revenue per Employee

We have made technology and productivity improvements and with a more appropriately sized workforce, we have seen that Revenue per Employee, as measured on rolling 12-month basis, has increase 6.7% from January to December of 2005.

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May 25, 2006 Annual Shareholders’ Meeting

Slide 13 – 2005 Accomplishments

Strategic

We have increased our focused on “owning the broadband connection”; directed our capital expenditures to support our “on net” and broadband strategy; and sold our ownership interests in Pilicka Telephone and PenTeleData.

Slide	14 – DECC Stock Chart (Relative Stock Performance)

My job as CEO and our job as a management team is to:

•	Deliver superior products and services to our customer,

•	Provide a rewarding environment for our employees,

•	and to deliver Shareholder value to you, the owners of our business.

This chart depicts relative stock performance of D&E from 2000 to April 30, 2006, versus, NASDAQ Composite Index and the NASDAQ Telecomm Index. The latest available data was used for this comparison. As you can see, D&E had trailed the telecomm Index at year-end but recent stock price improvement has now outperformed the Index.

Slide 15 – DECC Stock Chart (Relative Sector Stock Price Performance)

We also judge our performance to the various sectors in the communications industry.

This chart shows D&E relative stock performance from March 1, 2005 to May 15, 2006. This period was chosen because two peer companies only began public trading in March 2005.

DECC, as shown in blue on this chart, has appreciated 21.8%in this time period while

•	the RBOCs have increased 3.7%,

•	Large ILECs - 6.2%,

•	Small ILECS - 4.7%

•	and High Dividend ILECs lost 4.8%.

•	The S&P 500 Index has returned 7.0% in this same period.

Slide 16 – EBITDA MULTIPLE Chart

In order to understand how we trade, we also monitor trading multiples of D&E and peer companies. This chart compares Enterprise Value as a multiple of 2005EBITDA. Enterprise Value is based on May 15th stock price.

Comparing D&E to some of its peers on an EBITDA trading Multiple basis, you can see that D&E trades at 6.4X 2005 EBITDA, while the average for conventional ILECS is 5.7X.

High Dividend ILECS trade on average at 7.5X and continue to enjoy higher EBITDA multiples in the market.

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May 25, 2006 Annual Shareholders’ Meeting

Slide 17 – Our Mission

Our mission is to be a leading Regional Broadband ICP. Our purpose quite simply is to “connect customers”

Slide 18 – What I Want, When I Want It

Connecting customers used to mean providing a twisted pair to facilitate a conversation between two customers. Today, customers want to be “connected to their individual, unique content, be that a video download, file sharing, a picture of a grandchild, or that long conversation to catch up with an old friend.

Simply put, customers are saying, “Give me what I want, when I want it”

In support of our strategy to be a leading regional broadband integrated communications provider, we must own the broadband connection to the home and business. This facilitates putting the customer in reach of what they want, when they want it and puts D&E in a critical piece of the value chain.

Slide 19 – Broadband Growth Strategy

Today and even more so in the future there is a convergence of communications services and networks. A converged Internet Protocol network is emerging as the technologically superior next generation network. And the strategic importance of the wireline access network we own can’t be dismissed.

We are migrating to a Next Generation Core IP Platform. This Core platform allows us to stay at the forefront of technology and capitalize on IP’s inherent cost advantages.

Wide deployment of broadband connections enables the internet to become a viable content delivery platform for customers. Content delivery was once the exclusive domain of cable companies. Today, Broadband challenges that strong hold and give customers choices.

We continue to deploy our Fiber to the Node infrastructure strategy. This allows us to continue penetrating deeper into neighborhoods and deliver faster broadband speeds while doing so in a cost effective manner and offer a richer broadband experience to our existing Dial Up customers.

Slide 20 – Broadband Growth Strategy (2)

The broadband growth strategy ties well with the growth and focus we are putting on our CLEC business. CLEC is becoming a larger component of our consolidated revenue. Serving more CLEC customers on our network, or On Net, not only improves the profit margins for this business, but also improves the overall quality experience for our customers. When customers are on net, D&E has the best opportunity to demonstrate what Delivering Excellence really means.

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Broadband also creates opportunities for new revenue streams. We have made a sizable investment in technology to manage and monitor our network. With the demand for broadband and the devices using that bandwidth, we have the opportunity to leverage our investment and core competencies to manage others’ networks and devices. Our Network Operation Center provides these services to external customers today, and our expectation is that this will grow in the future.

Slide 21 – Broadband’s Tipping Point

Broadband penetration creates new opportunities and experiences for customers.

Downloading movies and music is common today and continues to grow. The concept of “time shifting” is fast becoming the norm especially for younger people. Sitting and watching television is not a routine behavior for many especially at a prescribed night and time.

As content providers make more and more content directly available through the Internet, the DRM (Digital Rights Management) systems put in place will permit a consumer to view and play the content on their device of choice — for example a laptop, PDA, iPod, HDTV, or game console such as a xBox360. Video streaming is a significant new entrant in the market place. The bottom line is that video drives bandwidth demand.

We’re seeing the emergence of new capabilities to deliver unique, new consumer experiences regarding the viewing of videos and movies. This is the leading edge of broadband’s tipping point.

Slide 22 – Broadband Video

Supply of content is filling the broadband pipe. As I just mentioned more content players are making their content directly available through the Internet.

ABC has been a leader in making its prime time shows available for streaming in full for free. This is an enhancement to their initial roll out of making content like Lost, Alias, Desperate Housewives, and Commander in Chief available for download for a fee per episode.

CBS has created “Innertube”, which it markets as its “high speed broadband channel. Innertube features original content produced just for this media.

NBC is somewhat late to the game. It currently offers video downloads of program highlights and interviews plus a limited selection of full free episode streaming.

Major League Baseball highlights a trend that we believe will become more common in the future – the delivery of live content across the Internet for viewing on a PC. Its site, MLB.com, offers live streaming video of Major League Baseball games. You can watch over 300 ML games for a monthly fee. For a per season fee, you can see every major league baseball game this season, live, on your computer over a broadband connection.

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The MLB.tv Mosaic offering is an example of a new picture-in-picture service that will drive increasing bandwidth requirements for our customers. Six simultaneously games plus games stats are available for the avid fan.

These are a few examples of how video is driving bandwidth and what we think will be commonplace going forward.

Slide 23 – Business Strategy – Systems Integration

We’ve talked a lot about Broadband and “On Net” CLEC services. While broadband connectivity is important for our residential customers is important. It’s equally, if not more, important for our business customers. The other piece of the business customer solution is Systems Integration.

While we are disappointed in the financial results of Systems Integration, we have seen positive improvement steps.

Bold steps to reduce and control expenses:

•	30% fewer employees

•	Office space and across the board reductions in direct expenses

An emphasis on MVP products and services:

•	Build recurring, higher margin revenues

•	These are highly valued, and positive point of differentiation vs. our competition.

Incorporation of S-I into ICP offering:

•	Strategic link to D&E strategies: Broadband, ICP and Data convergence.

•	Managed Services Offering through Access sales

•	Facilitates technology adoption by our customers

Our value is in selling solutions. Our Systems Integration business provides exactly that type of customer solution.

Slide 24 – Business Strategy – Systems Integration (2)

Systems Integration has a marquee list of customers that it serves. These customers depend on S-I and see the value of an integrated communications solution.

A few example of strategic relationships include:

•	CCAP (County Commissioners Association of PA)

•	Lancaster County-Wide Communications (Lancaster 911)

•	City of Lebanon

•	Ephrata Hospital

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And some recent wins include:

•	Manheim Central School District

•	County of Lancaster

•	Reading School District

•	And again, Ephrata Community Hospital. I highlight Ephrata Hospital to demonstrate how SI delivers additional value beyond network access and equipment by providing highly differentiated professional services.

The strategy of providing MVP (Managed Services, Voip, Professional services) to customers on top of network access is the realization of the Integrated Communications Provider mission.

Slide	25 – Systems Integration – Boyertown School District

Another excellent example of this is the Boyertown school district.

D&E Communications provides a total ICP solution to BASD. We are their vendor for VoIP, Data (via managed WAN) and their local dialtone provider. They look to us for our knowledge and expertise in all areas of data and voice communications. Our strong relationship has been built over many years. We’ve become their trusted advisor in this area.

Issue / Need:

Boyertown needed a more reliable network in order to support the entire school district. They were looking to a Voice over IP solution. They were also looking to install a wireless network throughout the district.

Solution:

D&E provided the hardware and professional services to do a network upgrade for Boyertown. This network upgrade helped support the next initiatives to install a Voice over IP solution and a wireless network throughout the district. D&E also provides Managed Services to monitor their entire Wide Area Network infrastructure, Internet Access, and Bandwidth Utilization for all schools in the district. They turned to D&E to manage and monitor these items, as well as get the support and interaction of the Network Operations Center and Professional Engineers to handle a problem when it arises.

Results:

Boyertown Area School District now has a voice communication system, network infrastructure and wireless accessibility throughout the school district, which provides increased efficiency and reliability for their faculty and students.

In summary…

•	2005 was a good year with improved productivity and operating results

•	We captured this improvement by focusing on a few key priorities

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•	Our focus will continue to center around Broadband, On Net and making SI an integral part of the customer solution

•	We continue to get good reception and feedback from our customers and

•	This is a result of having a highly motivated, knowledgeable and talented team of employees who continue to deliver excellence to our customers

Slide 26 – Financial Report, Thomas E. Morell, Chief Financial Officer

At this point, I’d like to introduce Mr. Thomas Morell, Chief Financial Officer of D&E Communications for the Financial Report.

[Presenter: Thomas E. Morell, Sr. Vice President, Treasurer, and CFO]

Slide 27 – Consolidated Financial Report

As Jim mentioned, my name is Thomas Morell and I am the Chief Financial Officer of D&E Communications, Inc. (“D&E”). My first slide shows D&E’s consolidated operating revenues, adjusted EBITDA, operating income and net income/loss for the fiscal years ended 2003, 2004, and 2005. I will concentrate on the financial results for 2005 as they compare to the results in 2004, not only on this slide, but on the next several slides that show annual data for each of the company’s business segments.

You will also note that we are showing adjusted EBITDA on this slide and throughout the financial report presentation. It is consistent with how we evaluate the performance of our business segments and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. D&E calculates adjusted EBITDA by adding depreciation and amortization to operating income. As Jim noted on one of the first slides of the presentation, adjusted EBITDA is a non-GAAP measure under Regulation G of the United States Securities and Exchange Commission (SEC). In compliance with this regulation, we have provided two slides in this presentation that reconcile adjusted EBITDA to net income for each period that it has been used.

Consolidated operating revenues were approximately the same in fiscal year 2005 as they were in 2004. We experienced increases in DSL revenues from subscriber growth, local telephone revenues from increases in CLEC customers, network access revenues from increased National Exchange Carrier Association (“NECA”) settlements and directory revenues from increased yellow page advertising. These increases were offset by declines in professional services revenues, computer equipment sales and long distance revenues.

While revenues remained flat in 2005, total operating expenses were lower during the year compared to 2004, resulting in increases in adjusted EBITDA and operating income. Total operating expenses declined during 2005 due to reductions in salary expense as a result of fewer employees, lower billing costs as a result of efficiencies derived from a billing conversion completed in 2004, reductions in the costs for completing long distance calls and declines in subcontractor costs and computer equipment costs.

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May 25, 2006 Annual Shareholders’ Meeting

The reductions in operating expenses also contributed to the increase in net income. Net income also increased in 2005 due to the $6.0 million after tax gain on the sale of our ownership interest in Pilicka Telefonia, the $1.3 million after tax gain on the sale of our ownership interest in PenTeleData and a $3.6 million after tax loss in 2004 related to the refinancing of our senior secured debt in March 2004 and the subsequent amendment negotiated in November 2004.

Slide 28 – RLEC Segment Financial Chart

The next slide shows operating revenues, adjusted EBITDA and operating income for the incumbent rural local exchange carrier segment. Note that segment information does not include net income because we do not allocate income taxes among the segments.

Operating revenues decreased approximately 0.5% in 2005 from revenues in 2004. Local telephone revenues declined due to the loss of lines that we experienced in 2005, although the decline was partially offset by a local rate increase in August 2005. Long distance revenues also declined in the RLEC. We did experience some increases in revenues in this segment in network access revenues, mostly due to increases in NECA settlements. These increases, however, did not completely offset the reductions that I mentioned.

Adjusted EBITDA and operating income experienced increases in 2005 compared to 2004 as a result of reductions in operating expenses that more than offset the declines in operating revenues that I discussed. Reductions in operating expenses include lower billing costs as a result of efficiencies derived from a billing conversion completed in 2004, lower network access costs, lower overhead expenses and declines in depreciation expense due to changes in the estimated useful lives of various asset categories.

Slide 29 – CLEC Segment Financial Chart

Operating revenues and adjusted EBITDA have increased and the operating loss has decreased in 2005 from 2004, mainly due to the increased numbers of lines that we serve, increased revenues from dedicated data circuits and increases in state access revenues. We were able to achieve these results in this business segment, despite seeing long distance revenues decline by approximately 7.4%.

Total operating expenses increased in the CLEC segment during fiscal year 2005, including cost of services, due to additional leased facilities to service the additional customers, and overhead expenses as a result of a larger allocation of corporate overheads. However, the company realized significant reductions in network access expense during 2005 as a result of the implementation of a new agreement that provides least cost routing service for completion of long distance calls.

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Slide 30 – Internet Services Segment Financial Chart

The Internet Services segment continued to have strong growth in operating revenues, mainly due to an increase in the number of DSL subscribers. The increase in DSL revenues continues to be partially offset by reductions in revenues from dial up subscribers, consistent with the company’s strategy to capture as many broadband connections to customers’ homes and businesses. Despite the revenue growth in 2005, adjusted EBITDA and operating income declined from 2004 levels due to costs of approximately $500,000 to initiate VOIP services, increased cost of services including a broadband capacity upgrade that was implemented to accommodate the customer growth that we expect to continue, higher depreciation expense and a larger allocation of corporate overhead expenses.

Slide 31 – Systems Integration Segment Financial Chart

The Systems Integration segment of the business shows declines in operating revenues and adjusted EBITDA in 2005 compared to 2004 and an increase in its operating loss during the same period. The main reasons for these declines were the expiration of a large government contract for professional services on June 30, 2005 and a reduction in computer equipment sales. Declines in operating expenses, including wages, benefits, subcontractor costs, material costs and depreciation expense, were not enough to offset the reductions in revenues.

Slide 32 – Historical Capital Expenditures

This slide shows our capital expenditures over the past three years. You will note the significant increase in RLEC expenditures as we continue the strategy of building out our fiber to the node infrastructure to support the future deployment of advanced broadband communication services. You can also see that the expenditures in the ISP segment almost doubled in 2005, consistent with the need for extra capacity for the growth in DSL customers.

Slide 33 – Selected Uses of Cash

This slide shows our use of cash over the past two years. There was a significant increase in the capital program in 2005 as we continued our efforts to enhance our network’s ability to deliver broadband services. Our net principal payments on our long-term debt increased from $5.3 million in 2004 to $13.0 million in 2005, and included a $3.0 million voluntary prepayment in 2005. You will recall that Jim discussed both of these items as he spoke about maximizing shareholder value. Interest payments and dividends remained fairly consistent in 2004 and 2005. Income tax payments increased significantly in 2005 to $7.7 million. You will also note that the large purchase of treasury stock that the company made in 2004 of approximately $13.3 million did not recur in 2005.

Slide 34 – Consolidated Financial Report

The next few slides will review the results of operations for the first quarter of 2006 as they compare to the first quarter of 2005. Consolidated operating revenues were

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approximately the same in the first quarter 2006 as they were in the first quarter of 2005. We experienced increases in DSL revenues from subscriber growth, local telephone revenues from increases in CLEC customers, and increased long distance circuit revenue. These increases were offset by declines in professional services revenues, long distance toll revenues and network access revenues.

While revenues remained flat in the first quarter of 2006, we were able to generate slight increases in adjusted EBITDA and operating income due to reductions in operating expenses, primarily lower salary and benefits expense as a result of fewer employees and reductions in network access expense due to the least cost routing service for terminating long distance calls.

Despite the increases in operating income, net income decreased in the first quarter of 2006 as compared to the first quarter of 2005 due to the $1.4 million after tax gain on the sale of our ownership interest in PenTeleData in 2005.

Slide 35 – RLEC Segment Financial Chart

Operating revenues for the incumbent rural local exchange carrier segment declined slightly in the first quarter of 2006, due primarily to the loss of subscriber lines and reductions in network access revenues as a result of fewer special access circuits and minutes of use. Adjusted EBITDA and operating income also declined slightly in the first quarter of 2006 even though operating expenses decreased. The company incurred approximately $200,000 in one-time expenses to enhance customer service and support software, which partially offset reductions in depreciation expense and corporate overhead expense.

Slide 36 – CLEC Segment Financial Chart

Operating revenues and adjusted EBITDA have increased in the first quarter of 2006 from the first quarter of 2005, while the CLEC’s operating loss declined slightly in the same period. Operating revenues increased due to the increased number of lines that we serve and private network circuits that we provide, and increased interstate access revenues, offset by declines in long distance toll revenues. Operating expenses increased in the first quarter of 2006 compared to the same period in 2005. Cost of services and depreciation expense increased due to serving the additional lines I mentioned, however the CLEC continued to experience lower network access costs due to the least cost routing service to terminate long distance calls.

Slide 37 – Internet Services Segment Financial Chart

The Internet Services segment continued its growth in operating revenues in the first quarter of 2006 compared to first quarter of 2005 due to an increase in the number of DSL subscribers, even though the average revenue per subscriber has declined due to promotional pricing and the introduction of lower priced levels of service. There has been modest growth in adjusted EBITDA and a slight decline in the operating loss. Increases in operating expenses, including sales expense, customer service and billing expenses, have partially offset the revenue increases. Additionally, there were $149,000 in VOIP

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service costs in the first quarter of 2006 and only minimal costs in the same period of 2005.

Slide 38 – Systems Integration Segment Financial Chart

During the first quarter of 2006, the Systems Integration segment experienced declines in operating revenues and adjusted EBITDA and an increase in its operating loss, for similar reasons that we discussed in the fiscal year 2005 slide. The main reason for the decline includes the expiration of the professional services contract with a major government customer. We are encouraged that some of this business has been replaced by partnering with another vendor to perform work for the same customer.

Slide 39 – Reconciliation of Adjusted EBITDA to Net Income/Loss

This slide reconciles Adjusted EBITDA to net income/loss for each of the years 2003, 2004 and 2005 as required by SEC Regulation G. You will note that each reconciling item is a line item on D&E’s Consolidated Statement of Operations.

Slide 40 – Reconciliation of Adjusted EBITDA to Net Income/Loss

This slide reconciles Adjusted EBITDA to net income for the first quarter of 2005 and 2006 as required by SEC Regulation G. As is the case in the previous slide, each reconciling item is a line item on D&E’s Consolidated Statement of Operations. That concludes my financial report. At this point, I will turn it back to Jim for some special presentations.

Slide 41 – Announcing the 2005 “Delivering Excellence” Award Winners

Slide 42 – No Title (Pictures of Employee Award Winners)

Presentation of awards to award winners by Jim Morozzi

Slide 43 – Questions

Conclusion